UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D)OF THE SECURITIES EXCHANGE ACT OF 1934.

                           COMMISSION FILE NO. 0-26556

                                CNS BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        427 MONROE STREET, JEFFERSON CITY, MISSOURI 65101, (573) 634-3336 (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $0.01
            (Title of each class of securities covered by this form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)     [ ]
            Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              [ ]

      Approximate number of holders of record as of the certification date: one


      Pursuant to the requirements of the Securities Exchange Act of 1934, CNS Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 16, 2000                       By: /s/ Robert E. Chiles
                                              ------------------------------
                                                Robert E. Chiles
                                                President